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                                  EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS

     The averages used in computing the performance ratios provided in Item 7 represent average monthly balances. Management does not believe the use of month-end balances has caused a material difference in the information provided.